Exhibit 99.1

1505 Tyrell Lane, Boise, ID 83706 Tel: 208.424.1027 Fax: 208.424.1030

TRADING SYMBOLS: In the United States: NYSE Amex: HTM and in Canada: TSX: GTH	April 15, 2010

U.S. GEOTHERMAL AWARDED LARGE
ADVANCED STEAM CONCESSION IN GUATEMALA

ENTERS INTERNATIONAL MARKET WITH HIGH QUALITY
RESOURCE NEXT TO LARGEST CITY IN CENTRAL AMERICA

Boise, Idaho – April 15, 2010 (NYSE Amex: HTM, TSX: GTH) U.S. Geothermal Inc., a renewable energy company focused on the development, production and sale of electricity from geothermal energy, announced today that its subsidiary, U.S. Geothermal Guatemala S.A. (the “Company”), was recently awarded a geothermal energy rights concession in Guatemala. The concession area is located 14 miles (22.5 kilometres) southwest of Guatemala City, the capital of the Republic of Guatemala and the largest city in Central America and the Caribbean.

The concession contains 24,710 acres (100 square kilometres) (38.6 square miles) of energy rights located in the center of the Agua and Pacaya twin volcano complex. A key asset included in the concession is the El Ceibillo geothermal project which has nine existing geothermal wells of depths ranging from 560 to 2000 feet (170 to 610 meters) drilled during the 1990s and a significant amount of geophysical and other technical data. Six of the wells have measured reservoir temperatures in the range of 365 to 400°F (185 to 204°C). Fluid sample and rock cutting data from the wells suggest the existence of a deeper, higher-permeability reservoir at this site with temperatures ranging from 410 to 446°F (210 to 230°C). These wells have high conductive thermal gradients that indicate rapidly increasing temperatures with depth. Two wells are currently producing steam for local industrial use.

El Ceibillo is located in an industrial zone with major electrical transmission and distribution lines nearby. The Company has already completed preliminary reservoir, transmission and environmental studies for the project. The Company plans to engage in detailed testing and studies to quantify the electrical generating capacity of the El Ceibillo geothermal resource by deepening a number of the existing wells. The Company is moving toward development of this resource when initial studies are completed. Planning is also underway for exploration and testing of at least four additional prospects containing fumaroles and hot springs that are located within the concession area.

Studies indicate that Guatemala has a large untapped geothermal energy potential of up to 4000 MW. For over 10 years, Ormat has been active in Guatemala and currently operates two geothermal power plants there with combined annual production of approximately 50 MW.

Daniel Kunz, President and CEO of U.S. Geothermal Inc. said, “This concession meets our criteria as an advanced-stage geothermal project with a known steam reservoir occurrence. Our director, Dr. Leland Mink, was involved in geothermal development in Guatemala during the 1980s and has considerable knowledge of the concession. The concession also contains several unexplored prospective areas that have extensive geothermal manifestations such as fumaroles, thermal springs and gas vents where magma or hot igneous rocks at shallow depth are releasing gases or interacting with groundwater. It is too early to assign total megawatt potential for the numerous geothermal sites within this large concession area. We are looking into sourcing development finance through international finance institutions such as Overseas Private Investment Corporation, International Finance Corporation and the Inter-American Development Bank who provide both equity funds and project loans.

Website: www.usgeothermal.com	NYSE Amex: HTM TSX: GTH

We are appreciative of the support of the Guatemalan government throughout the concession process and look forward to successful completion of a producing power plant.”

About U.S. Geothermal Inc.:

U.S. Geothermal Inc. is a renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. U.S. Geothermal Inc. recently announced signing of a power purchase agreement and is in the final stages of negotiations for an approximate $100 million project loan as part of its development activities at Neal Hot Springs in eastern Oregon.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations	Please visit our Website at: www.usgeothermal.com
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding development possibilities at Neal Hot Springs and in Guatemala. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the Toronto Stock Exchange do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.             1505 Tyrell Lane, Boise, ID 83706                         208-424-1027
www.usgeothermal.com